FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

)
In the Matter of	)
	)	STIPULATION TO
OCEANSIDE BANK	)	THE ISSUANCE OF
JACKSONVILLE BEACH, FLORIDA	)	A CONSENT ORDER
)
	)	FDIC-09-037b
(Insured State Nonmember Bank))
)

Subject to the acceptance of this STIPULATION TO THE ISSUANCE OF A CONSENT ORDER ("STIPULATION") by the Federal Deposit Insurance Corporation ("FDIC"), it is hereby stipulated and agreed by and between a representative of the Legal Division of the FDIC, the Director of the Division of Financial Institutions of the Office of Financial Regulation for the State of Florida (“OFR”) and Oceanside Bank, Jacksonville Beach, Florida ("Bank"), through its board of directors, as follows.
1.           On September 10, 2009, the FDIC issued a Notice of Charges and of Hearing pursuant to section 8(b)(1) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(b)(1), to the Bank detailing unsafe or unsound banking practices alleged to have been committed by the Bank.
2.           The Bank, solely for the purpose of this proceeding and without admitting or denying any of the alleged charges of unsafe or unsound banking practices, hereby consents and agrees to the issuance of a CONSENT ORDER ("ORDER") by the FDIC and the OFR in the form attached hereto.  The Bank further stipulates and agrees that such ORDER shall become effective immediately upon issuance by the FDIC and the OFR and be fully enforceable by the FDIC pursuant to the provisions of section 8(i)(1) of the Act, 12 U.S.C. § 1818(i)(1), and the

Rules, and by the OFR subject only to the conditions set forth in paragraph 3 of this STIPULATION.
3.           In the event the FDIC accepts this STIPULATION and issues the ORDER, it is agreed that no action to enforce said ORDER in the United States District Court will be taken by the FDIC unless the Bank or any "institution-affiliated party", as such term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), has violated or is about to violate any provision of the ORDER.
4.           The Bank hereby waives:
(a) (b)	all defenses to the charges set forth in the Notice; a hearing for the purpose of taking evidence regarding the allegations set forth in the Notice;
(c)	the filing of Proposed Findings of Fact and Conclusions of Law;
(d)	a Recommended Decision of an Administrative Law Judge; and
(e)	exceptions and briefs with respect to such Recommended Decision.

Dated:  January 5, 2010

FEDERAL DEPOSIT INSURANCE CORPORATION
LEGAL DIVISION

BY:

/s/ Leroy Culton
Leroy Culton
Senior Attorney

2

FLORIDA OFFICE OF FINANCIAL REGULATION

BY:

/s/ Linda B. Charity
Linda B. Charity
Director
Division of Financial Institutions
Office of Financial Regulation
By Delegated Authority

OCEANSIDE BANK
JACKSONVILLE BEACH, FLORIDA

BY:

/s/ Frank J. Cervone
Frank J. Cervone

/s/ Barry W. Chandler
Barry W. Chandler

/s/ Donald F. Glisson, Jr.
Donald F. Glisson, Jr.

/s/ Robin H. Scheiderman
Robin H. Scheiderman

/s/ G. Keith Watson
G. Keith Watson

/s/ Conrad L. Williams
Conrad L. Williams

/s/ Dennis M. Wolfson
Dennis M. Wolfson

THE BOARD OF DIRECTORS

3

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

STATE OF FLORIDA
OFFICE OF FINANCIAL REGULATION
DIVISION OF FINANCIAL INSTITUTIONS
TALLAHASSEE, FLORIDA

)
In the Matter of	)
)
OCEANSIDE BANK	)	CONSENT ORDER
JACKSONVILLE BEACH, FLORIDA	)
	)	FDIC-09-037b
	)	FDIC-09-037b
(Insured State Nonmember Bank))		OFR 0636-FL-05/09
)

The Federal Deposit Insurance Corporation ("FDIC") is the appropriate Federal banking agency for Oceanside Bank, Jacksonville Beach, Florida ("Bank"), under 12 U.S.C. § 1813(q).
The Bank, by and through its duly elected and acting Board of Directors ("Board"), has executed a "Stipulation to the Issuance of a Consent Order" ("Stipulation"), dated January 5, 2010, that is accepted by the FDIC and the Division of Financial Institutions for the Office of Financial Regulation for the State of Florida ("OFR").  With the Stipulation, the Bank has consented, without admitting or denying any charges of unsafe or unsound banking practices or violations of law or regulation, to the issuance of this Consent Order ("ORDER") by the FDIC and OFR.
Having determined that the requirements for issuance of an order under 12 U.S.C. § 1818(b) and under Sections 655.033 and 655.041, Florida Statutes (2009), have been satisfied, the FDIC hereby orders that:

BOARD OF DIRECTORS
1.           (a)           Immediately from the effective date of this ORDER, the Board shall increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank's activities, consistent with the role and expertise commonly expected for directors of banks of comparable size.  The Board shall prepare in advance and follow a detailed written agenda for each meeting, including consideration of the actions of any committee.  Nothing in this paragraph shall preclude the Board from considering matters other than those contained in the agenda.  This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; new, overdue, renewal, insider, charged-off, and recovered loans; investment activity; operating policies; and individual committee actions.  Board minutes shall document these reviews and approvals, including the names of any dissenting directors.
(b)           Within 60 days from the effective date of this ORDER, the Bank's Board shall develop and adopt an educational program for each member of the Board.  The educational program shall include, at a minimum:
(i)           specific training in the areas of lending, operations, andcompliance with laws, rules and regulations applicable to bankschartered in the state of Florida;
(ii)           specific training in the duties and responsibilities of theBoard in connection with the safe and sound operation of theBank; and

(iii)           provisions for periodic training.
(c)           The Board shall document the training activities in the minutes of the next Board meeting following completion of the training.  The Board's actions as required by this paragraph shall be satisfactory to the FDIC’s Atlanta Regional Office (“Regional Director”) and the OFR (collectively, “Supervisory Authorities”) as determined at subsequent examinations and/or visitations.
COMPLIANCE WITH ORDER
2.           Within 30 days from the effective date of this ORDER, the Board shall have in place a program that will provide for monitoring of the Bank’s compliance with this ORDER.  Following the adoption of the program, the Board shall review the Bank’s compliance with this ORDER and record its review in the minutes of each regularly scheduled Board meeting.  Establishment of this program does not in any way diminish the responsibility of the entire Board to ensure compliance with the provisions of this ORDER.
MANAGEMENT
3.           (a)           During the life of this ORDER, the Bank shall have and retain qualified management.  Within 60 days of the effective date of this ORDER, the Bank shall develop and approve a written analysis and assessment of the Bank’s management and staffing needs (“Management Plan”) for the purpose of providing qualified management for the Bank.  The Management Plan shall include, at a minimum:
(i)           identification of both the type and number of officer positions needed to properly manage and supervise affairs of the Bank;

(ii)           identification and establishment of such Bank committees as areneeded to provide guidance and oversight to active management, includingbut not limited to, re-establishment of audit, investment, loan andcompensation committees ;
(iii)           annual written evaluations of all Bank officers, and in particular,the chief executive officer, chief lending officer, and the chief operatingofficer, and staff members to determine whether these individuals possessthe ability, experience and other qualifications required to perform present and anticipated duties, including, but not limited to, adherence to the Bank’s established policies and practices, and restoration and maintenance of the Bank in a safe and sound condition;
(iv)           a plan to recruit and hire any additional or replacement personnel with the requisite ability, experience and other qualification to fill thoseofficer or staff member positions consistent with the needs identified inthe Management Plan; and
(v)           an organizational chart.
(b)           The qualifications of management shall be assessed on their ability to:
(i)           comply with the requirements of this ORDER;
(ii)           operate the Bank in a safe and sound manner;
(iii)	comply with applicable laws and regulations and Statements of Policy; and

(iv)           restore all aspects of the Bank to a safe and sound condition, including asset quality, earnings, capital adequacy, management effectiveness, risk management, liquidity and sensitivity to market risk.
(c)           The written Management Plan and any subsequent modification thereto shall be submitted to the Supervisory Authorities for review and comment within 60 days from the effective date of this ORDER. No more than 30 days from the receipt of any comment from the Supervisory Authorities, after consideration of such comments, the Board shall approve the written management plan and any subsequent modification of such plan. The approval shall be recorded in the minutes of the Board.
(d)           During the life of this ORDER, the Bank shall notify the Supervisory Authorities in writing when it proposes to add any individual to the Bank’s Board or employ any individual as a senior executive officer, as that term is defined in Section 303.101 of the FDIC’s Rules and Regulations, 12 C.F.R. § 303.101 or executive officer as that term is defined and applied in Chapter 655 and Section 655.0385, Florida Statutes, and Rule 69U-100.03852, Florida Administrative Code.  The notification to the Supervisory Authorities shall comply with the requirements set forth in 12 C.F.R. Part 303, Subpart F, and Rule 69U-100.03852, Florida Administrative Code.  The notification shall include a completed INTERAGENCY BIOGRAPHICAL AND FINANCIAL REPORT, which shall include a description of the background and experience of the individual or individuals to be added or employed and must be received at least 60 days before such addition or employment is intended to become effective.  If the Regional Director or the Director issues a notice of disapproval pursuant to section 32 of the Act,

12 U.S.C. § 1831i, or Section 655.0385(2) or (3), Florida Statutes,  with respect to any proposed individual, then such individual shall not be added or employed by the Bank.
CAPITAL

4.           (a)           Within 90 days and, thereafter, during the life of this ORDER, the Bank shall achieve and maintain Tier 1 Leverage Capital Ratio of not less than eight (8%) percent of the Bank’s total assets and increase and maintain a Total Risk Based Capital Ratio of not less than eleven (11%) percent of the Bank’s Total Risk Weighted Assets.  The Tier 1 Leverage and Total Risk Based capital ratios shall be calculated at the end of each calendar quarter utilizing the definitions contained in Section 325.2 of the FDIC’s Rules and Regulations.  In the event the Tier 1 Leverage Capital Ratio falls below eight (8%) percent or the Total Risk Based Capital Ratio falls below eleven (11%) percent, the Bank shall notify the Supervisory Authorities and shall increase capital in an amount sufficient to reach the ratios required by this provision within 90 days of such notice to the Supervisory Authorities.
(b)           The level of Tier 1 Leverage Capital to be maintained during the life of this ORDER pursuant to paragraph 4(a) shall be in addition to a fully funded Allowance for Loan and Lease Losses ("ALLL"), the adequacy of which shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and/or visitations.
(c)           Any increase in Tier 1 Leverage Capital necessary to meet the requirements of paragraph 4(a) of this ORDER may not be accomplished through a reduction from the Bank’s ALLL.
(d)           For the purposes of this ORDER, the terms "Tier 1 Leverage Capital",  "total assets", “Total Risk Weighted Assets”, and  “Total Risk Based Capital” shall have the meanings ascribed to them in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. §§ 325.2(v), 325.2(x), 325.2(s) and 325.2(w).
(e)           Any increase in capital necessary to meet the requirements of this ORDER may be accomplished by the following:
(i)           the sale of common stock;
(ii)           the direct contribution of cash by the Board, shareholders, and/orparent holding company; or
(iii)           any other means acceptable to the Supervisory Authorities.
ALLOWANCE FOR LOAN AND LEASE LOSSES
5.          (a)           On the effective date of this ORDER, the Board shall review the adequacy of the ALLL and establish a comprehensive policy for determining the adequacy of the ALLL.  For the purpose of this determination, the adequacy of the ALLL shall be determined after the charge-off of all loans or other items classified "Loss".  The policy shall provide for a review of the ALLL at least once each calendar quarter.  Said review should be completed at least 10 days prior to the end of each quarter, in order that the findings of the Board with respect to the ALLL may be properly reported in the quarterly Reports of Condition and Income.  The review should focus on the results of the Bank's internal loan review, loan and lease loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions.  A deficiency in the ALLL shall be remedied in the calendar quarter it is discovered, prior to submitting the Report of Condition, by a charge to current operating earnings.  The minutes of the Board meeting at which such review is undertaken shall indicate the results of the review.  The Bank’s policy for determining the adequacy of the Bank’s ALLL and its implementation shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and/or visitations.
(b)           The Board shall designate a bank executive officer, who is not involved in the Bank’s day-to-day lending functions, to be responsible for determining that the Bank is maintaining an adequate ALLL. At least monthly, the designated officer shall provide a written report of his/her analysis to the Board. The written report, along with any comments and discussions on report findings shall be recorded in each Board meeting minutes.
(c)           All reviews of ALLL adequacy shall consider the Federal Financial Institutions Examination Council’s Instructions for the Reports of Condition and Income, the Interagency Statement of Policy on the ALLL and shall focus at a minimum on:
(i)           delinquent and non-accrual loans;
(ii)           an estimate of potential loss exposure of significant credits;
(iii)           concentration of credits; and
(iv)           present and prospective economic conditions affecting potentialexposures.
LIQUIDITY AND FUNDS MANAGEMENT
6.           (a)           Within 30 days from the effective date of this ORDER, the Bank shall review, revise and adopt its written liquidity, contingency funding and funds management policy to provide effective guidance and control over the Bank’s funds management activities, which policy shall include, at a minimum, revisions to address all items of criticism enumerated on pages 4 and 5 of the Report of Examination of the Bank dated

November 10, 2008 ("Report").  Such policy and its implementation shall be in a form and manner acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.  The revised policy shall provide for a periodic review of the Bank's deposit structure.  Such review shall include the volume and trend of total deposits and the volume and trend of the various types of deposits offered, the maturity distribution of time deposits, rates being paid on each type of deposit, rates being paid by trade area competition, caps on large time deposits, public funds, out-of-area deposits, and any other information needed.
(b)           Within 30 days from the effective date of this ORDER, the Bank shall implement adequate models for managing liquidity.
(c)           The Bank shall calculate monthly the liquidity and dependency ratios, following the format utilized internally, and provide the calculations to the Board for review with such review noted in the Board minutes.
BROKERED DEPOSITS
7.           (a)           Throughout  the effective life of this ORDER,  the Bank shall not accept, renew, or rollover any brokered deposit, as defined by 12 C.F.R. § 337.6(a)(2), unless it is in compliance with the requirements of 12 C.F.R. § 337.6(b), governing solicitation and acceptance of brokered deposits by insured depository institutions.
(b)           The Bank shall comply with the restrictions on the effective yields on deposits as described in 12 C.F.R. § 337.6
NO MATERIAL GROWTH WITHOUT PRIOR NOTICE
8.           While this ORDER is in effect, the Bank shall notify the Supervisory Authorities, at least, 60 days prior to undertaking asset growth to ten percent (10%) or more per annum or initiating material changes in asset or liability composition.  In no event shall asset growth result in noncompliance with the capital maintenance provisions of this ORDER unless the Bank receives prior written approval from the Supervisory Authorities.
RESTRICTIONS ON CERTAIN PAYMENTS
9.           (a)           While this ORDER is in effect, the Bank shall not declare or pay dividends or any other form of payment representing a reduction in capital without the prior written approval of the Supervisory Authorities. All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date (at least 5 days with respect to any request filed within the first 30 days after the date of this Order) and shall contain, but not be limited to, an analysis of the impact such dividend or other payment would have on the Bank’s capital position, cash flow, concentrations of credit, asset quality and allowance for loan and lease loss needs. The Supervisory Authorities will approve a dividend or any other form of payment representing a reduction in capital provided that the Supervisory Authorities determine that such dividend or payment will not have an unacceptable impact on the Bank's capital position, cash flow, concentrations of credit, asset quality and allowance for loan and lease loss needs.
(b)           While this ORDER is in effect, the Bank shall not make any distributions of interest, principal or other sums on subordinated debentures, if any, without the prior written approval of the Supervisory Authorities.
CHARGE-OFF AND REDUCTION OF CLASSIFIED ITEMS
10.           (a)           Immediately upon the effective date of this ORDER, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified "Loss" in the Report.  Elimination of these assets through proceeds of other loans made by the Bank is not considered collection for purposes of this paragraph.
(b)           Additionally, while this ORDER remains in effect, the Bank shall, within 30 days of the receipt of any official Report of Examination of the Bank from the Supervisory Authorities, eliminate from its books, by collection, charge-off, or other proper entries, the remaining balance of any assets classified "Loss" and fifty (50%) percent of those classified "Doubtful", unless otherwise approved in writing by the Supervisory Authorities.  (If an asset classified “Doubtful” is a loan or a lease, the Bank may, in the alternative, increase its ALLL by an amount equal to fifty (50%) percent of the loan or lease classified “Doubtful.”)
(c)           Within 60 days from the effective date of this ORDER, the Bank shall formulate a written plan to reduce the Bank’s risk exposure in each asset, or relationship in excess of $500,000 classified “Substandard” in the Report.  For purposes of this provision, “reduce” shall mean to collect, charge off, or improve the quality of an asset so as to warrant its removal from adverse classification by the Supervisory Authorities. In developing the plan mandated by this paragraph, the Bank shall, at a minimum, with respect to each adversely classified loan or lease, review, analyze, and document the financial position of the borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank’s collateral position.
The plan proposed by the Bank shall be subject to approval by the Supervisory Authorities.

(d)           The plan mandated by paragraph 10(c) shall further require a reduction in the aggregate balance of assets classified “Substandard” in the Report in accordance with the following schedule.   For purposes of this paragraph 10(d), “number of days” means number of days from the effective date of this ORDER.
(i)           Within 90 days to not more than 100 percent of Tier 1 capital plus the ALLL as determined at the end of the 90 day period;
(ii)           Within 180 days to not more than 85 percent of Tier 1 capital plus the ALLL as determined at the end of the 180 day period;
(iii)           Within 270 days to not more than 60 percent of Tier 1 capital plus the ALLL as determined at the end of the 270 day period;
(iv)           Within 360 days to not more than 50 percent of Tier 1 capital plus the ALLL as determined at the end of the 360 day period; and
(e)           The requirements of paragraph 10(d) do not represent standards for future operations of the Bank. Following compliance with the above reduction schedule, the Bank shall continue to reduce the total volume of adversely classified assets. The plan may include a provision for increasing Tier 1 capital when necessary to achieve the prescribed ratio.
NO ADDITIONAL CREDIT
11.           (a)           Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, "Loss" or "Doubtful" and is uncollected.  The requirements of this paragraph shall not prohibit the Bank from renewing (after collection in cash of interest due from the borrower) any credit already extended to any borrower.
(b)           Additionally, during the life of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or part, "Substandard", and is uncollected.
(c)           Paragraph 11(b) shall not apply if the Bank's failure to extend further credit to a particular borrower would be detrimental to the best interests of the Bank.  Prior to the extending of any additional credit pursuant to this paragraph, either in the form of a renewal, extension, or further advance of funds, such additional credit shall be approved by a majority of the Board, or a designated committee thereof, who shall certify, in writing:
(i)           why the failure of the Bank to extend such credit would be detrimental to the best interests of the Bank;
(ii)           that the Bank's position would be improved thereby; including an explanatory statement of how the Bank's position would be improved; and
(iii)           an appropriate workout plan has been developed and will be implemented in conjunction with the additional credit to beextended.
The signed certification shall be made a part of the minutes of the Board or designated committee, and a copy of the signed certification shall be retained in the borrower's credit file.

LOAN REVIEW
12.           (a)           Within 30 days from the effective date of this ORDER, the Bank will engage a qualified external loan review analyst who shall review all loans exceeding $500,000 and adopt an effective loan review grading system to provide for periodic review of the Bank’s loan portfolio in order to identify and categorize the Banks loans, and other extensions of credit which are carried on the Bank’s books as loans, on the basis of credit quality. Such system and its implementation shall be satisfactory to the Supervisory Authorities as determined at their initial review and subsequent examinations and/or visitations.
(b)           The external loan review shall include a thorough analysis of current borrower/guarantor global debt service abilities, including;
(i)           Contingent liability debt service requirements;
(ii)           Appropriate collateral protection analyses, using current acceptableappraisals or evaluations;
(iii)           Appropriate credit grades, given the information available; and
(iv)           Recommendations for impairment allocations to the ALLL.
LENDING AND COLLECTION POLICIES

13.           (a)           Within 60 days from the effective date of this ORDER, the Bank shall revise, adopt, and implement a written lending, underwriting and collection policy to provide effective guidance and control over the Bank's lending function, which policy shall include, at a minimum, revisions to address criticisms and recommendations enumerated on page 2 of the Report pertaining to commercial real estate lending and specific guidelines for placing loans on a nonaccrual basis.  In addition, the Bank shall obtain adequate and current documentation for all loans in the Bank's loan portfolio.  Such policy and its implementation shall be in a form and manner acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.
(b)           Within 30 days from the effective date of this ORDER, the Board shall adopt and implement a policy limiting the use of loan interest reserves.  Such policy shall confine the use of interest reserves to properly underwritten acquisition, development and construction (“ADC”) loans where development or building plans have specific timetables that commence within a reasonable time of the loan’s approval and that include realistic completion dates.  Interest reserves shall be used only for payment of interest on ADC loans for projects that are progressing according to their timetables.  Interest reserves may be supplemented only with the prior written approval of the Board or a committee thereof, so long as the approval documents a prudent reason for the supplement.
REDUCE CONCENTRATIONS OF CREDIT
14.           (a)           Within 60 days from the effective date of this ORDER, the Bank shall perform a risk segmentation analysis with respect to the Concentrations of Credit listed on page 19 of the Report and any other concentration deemed important by the Bank. Concentrations should be identified by product type, geographic distribution, underlying collateral or other asset groups which are considered economically related and in the aggregate represent a large portion of the Bank’s capital account. A copy of this analysis will be provided to the Supervisory Authorities and the Board agrees to develop a plan to reduce any segment of the portfolio which the Supervisory Authorities deem to be an undue concentration of credit in relation to the Bank’s capital account. The plan and its implementation shall be in a form and manner acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.
(b)           The plan shall establish appropriate commercial real estate (“CRE”) lending risk limits and monitor concentrations of risk in relation to Total Risk Based Capital.
(c)           The plan shall identify the risks associated with the concentration of CRE loans noted on page 19 of the Report.
(d)           Management shall provide monthly reports to the Board regarding the level and composition of concentrations and managements efforts to reduce any unnecessary exposure.
(e)           All discussions by the Board, or its designated committees, which are related to concentrations of risk, shall be recorded in the official monthly Board minutes.
(f)           Management and the Board shall review, and incorporate, as appropriate in the Bank’s policies and procedures, the Joint Interagency Guidance CRE concentrations that is set forth in the FDIC’s Financial Institution Letter, FIL-104-2006 (December 12, 2006), “Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices,” in complying with the requirements of this ORDER.
PLAN FOR EXPENSES AND PROFITABILITY
15.           (a)           Within 30 days from the effective date of this ORDER, the Bank shall formulate and fully implement a written plan and a comprehensive budget for the remainder of calendar year 2009 covering all categories of income and expenses.  The plan and budget required by this paragraph shall include formal goals and strategies, consistent with sound banking practices and taking into account the Bank’s other written policies, to improve the Bank's net interest margin, increase interest income, reduce discretionary expenses, control overhead, and improve and sustain earnings of the Bank.  The plan shall include a projected balance sheet and a description of the operating assumptions that form the basis for and adequately support major projected income and expense components.  Thereafter, the Bank shall formulate such a plan and budget by November 30 of each subsequent year.  The plan and budget required by Subparagraph 15(a) of this ORDER shall be acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.
(b)           Following the end of each calendar quarter, the Board shall evaluate the Bank's actual performance in relation to the plan and budget required by paragraph 15(a) of this ORDER and shall record the results of the evaluation, and any actions taken by the Bank, in the minutes of the Board meeting at which such evaluation is undertaken.
WRITTEN STRATEGIC BUSINESS PLAN
16.           (a)           Within 60 days from the effective date of this ORDER, the Bank shall prepare and submit to the Supervisory Authorities for review and comment a written business strategic plan covering the overall operation of the Bank for years 2009 through 2011.  At a minimum the plan shall establish objectives for the Bank’s earnings performance, growth, balance sheet mix, liability structure, capital adequacy, and reduction of nonperforming and underperforming assets, together with strategies for achieving those objectives.  The plan shall also identify capital, funding, managerial and other resources needed to accomplish its objectives.  Such plan shall specifically provide for the following:

(i)           goals for the composition of the loan portfolio by loan typeincluding strategies to diversify the type and improve the quality of loansheld;
(ii)           goals for the composition of the deposit base including strategies toreduce reliance on volatile and costly deposits;
(iii)           plan for effective risk management and collection practices.
(b)           Within 30 days from the receipt of any comments from the Supervisory Authorities, and after due consideration of any recommended changes, the Board shall approve the business/strategic plan, which approval shall be recorded in the minutes of the Board meeting.
ELIMINATE/CORRECT ALL CONTRAVENTIONS OF POLICY

 17.           Within 60 days from the effective date of this ORDER, the Bank shall eliminate and/or correct all contraventions of Statements of Policy that are contained in the Report.   In addition, the Bank shall take all necessary steps to ensure future compliance with all applicable laws and regulations and policy statements.
DISCLOSURE

18.           Following the effective date of this ORDER, the Bank shall send to its shareholders or otherwise furnish a description of this ORDER in conjunction with the Bank's next shareholder communication and also in conjunction with its notice or proxy statement preceding the Bank's next shareholder meeting.  The description shall fully describe the ORDER in all material respects.  The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Division of Supervision and Consumer Protection, Accounting and Securities Registration Disclosure Section,

550 17th Street, N.W., Room F-6066, Washington, D.C. 20429 and to the Director, Division of Financial Institutions, State of Florida Office of Financial Regulation, 200 East Gaines Street, Tallahassee, Florida 32399-0371, at least twenty (20) days prior to dissemination to shareholders.  Any changes requested to be made by the FDIC and the Director shall be made prior to dissemination of the description, communication, notice, or statement.
PROGRESS REPORTS

19.           (a)           Within 30 days of the end of  each calendar quarter following the effective date of this ORDER,  the Bank shall furnish written progress reports to the Supervisory Authorities detailing the form, manner, and results of any actions taken to secure compliance with this ORDER and the results thereof.  Such written reports shall provide cumulative detail of the Bank’s progress toward achieving compliance with each provision of the ORDER.
(b)           The progress report requirements shall continue for the life of this ORDER unless modified or terminated in writing by the Supervisory Authorities.
(c)           All progress reports and other written responses to this ORDER shall be reviewed by the Board and be made a part of the minutes of the appropriate Board meeting.

The provisions of this ORDER shall not bar, estop, or otherwise prevent the FDIC or any other federal or state agency or department from taking any other action against the Bank or any of the Bank's current or former institution-affiliated parties.
This ORDER shall become effective on the date of issuance.
The provisions of this ORDER shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof.
The provisions of this ORDER shall remain effective and enforceable except to the extent that and until such time as any provision has been modified, terminated, suspended, or set aside by the FDIC.
Issued pursuant to Delegated Authority.
Dated at Atlanta, Georgia, this 7th day of January, 2010.

/s/ Doreen R. Eberley
Doreen R. Eberley
Acting Regional Director
Atlanta Region
Federal Deposit Insurance Corporation

The Director of the Florida Office of Financial Regulation having duly approved  the foregoing ORDER, and the Bank, through its Board, having agreed that the issuance of  said ORDER by the FDIC shall be binding as between the Bank and the OFR to the same degree and legal effect that such ORDER would be binding upon the Bank if the OFR had issued a separate ORDER that incorporated all of the provisions of the foregoing ORDER pursuant to Sections 655.033 and 655.041, Florida Statutes (2009).

 Dated this 28th day of December, 2009.

/s/ Linda B. Charity
Linda B. Charity
Director
Division of Financial Institutions
Office of Financial Regulation
By Delegated Authority for the
Commissioner, Office of Financial Regulation